FRAMEWAVES, INC.
AND B6 SIGMA, INC.

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

[Unaudited]

The following unaudited proforma condensed combined balance sheet aggregates the balance sheet of Framewaves, Inc., a Nevada corporation (the “Company”) as of June 30, 2010 and the balance sheet of B6 Sigma, Inc., a Delaware corporation (“B6”) as of June 30, 2010 accounting for the transaction as a reorganization of B6 in a manner similar to a reverse purchase with the issuance of common stock of the Company for all the issued and outstanding shares of B6 and using the assumptions described in the following notes, giving effect to the transaction, as if the transaction had occurred as of the end of the period.  The transaction was not completed as of June 30, 2010.

The following unaudited proforma condensed combined statement of operations combines the results of operations of the Company for the six months ended June 30, 2010 and the results of operations of B6 for the period from inception on February 5, 2010 through June 30, 2010 as if the transaction had occurred at the beginning of the periods.

The pro forma condensed combined financial statements should be read in conjunction with the separate financial statements and related notes thereto of the Company and B6.  These proforma financial statements are not necessarily indicative of the combined financial position, had the acquisition occurred at the end of the periods indicated above, or the combined results of operations which might have existed for the periods indicated or the results of operations as they may be in the future.

FRAMEWAVES, INC.
AND B6 SIGMA, INC.

PROFORMA CONDENSED COMBINED BALANCE SHEET

June 30, 2010

ASSETS

[Unaudited]

	Framewaves, Inc.	B6 Sigma, Inc.	Proforma
	June 30, 2010	June 30, 2010	Increase		Proforma
	[Company]	[B6]	(Decrease)		Combined
ASSETS:
			[D]	(195,000)
Cash	$-	$37,611	$[A]	700,000	$542,611
Receivables	-	14,086			14,086
Property and equipment	-	129,170			129,170
Investment in subsidiary	-	-	[B]	1,566	-
			[C]	(1,566)
	$-	$180,867		$505,000	$685,867

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)

LIABILITIES:
Accounts payable	$7,735	$28,590		$-	$36,325
Accrued expenses	-	785		-	785
Accrued interest	4,391	7,000	[A]	(7,000)	4,391
Notes payable	15,000	300,000	[A]	(300,000)	15,000
Total Liabilities	27,126	336,375	(307,000)		56,501
STOCKHOLDERS’ (DEFICIT):
			[A]	51
			[B]	1,566
			[D]	(738)
Common stock,	1,259	184	[C]	(235)	2,087

			[D]	(194,262)
			[A]	1,006,949
Additional paid in capital	57,252	31,120	[C]	(86,968)	814,091
Accumulated Deficit	(85,637)	(186,812)	[C]	85,637	(186,812)
Total Stockholders’ (Deficit)	(27,126)	(155,508)		812,000	629,366
	$-	$180,867		$505,000	$685,867

See Notes To Unaudited Proforma Condensed Financial Statements.

FRAMEWAVES, INC.
AND B6 SIGMA, INC.

PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

[Unaudited]

		B6 Sigma, Inc.
	Framewaves, Inc.	From inception
	For the Six	on Feb 5, 2010
	Months Ended	Through	Proforma
	June 30, 2006	June 30, 2010	Increase	Proforma
	[Company]	[B6]	(Decrease)	Combined
REVENUE	$-	$37,500	$	$37,500
EXPENSES:
General and administrative	7,598	216,312		223,910
Total Expenses	7,598	216,312		223,910
INCOME (LOSS) FROM OPERATIONS	(7,598)	(178,812)		(186,410)
OTHER INCOME (EXPENSE)
Interest expense	(600)	(8,000)		(8,600)
Total Other Income (Expense)	(600)	(8,000)		(8,600)

INCOME (LOSS) FROM OPERATIONS BEFORE PROVISION FOR TAXES	(8,198)	(186,812)		(195,010)

PROVISION FOR INCOME TAXES	-	-		-
INCOME (LOSS) FROM CONTINUING OPERATIONS	(8,198)	(186,812)		(195,010)
DISCONTINUED OPERATIONS	-	-		-
NET INCOME (LOSS)	$(8,198)	$(186,812)	$-	$(195,010)

BASIC NET (LOSS) PER COMMON SHARE (Note 4)				$(.09)

See Notes To Unaudited Proforma Condensed Financial Statements.

FRAMEWAVES, INC.
AND B6 SIGMA, INC.

NOTES TO PROFORMA CONDENSED COMBINED FINANCIAL STATEMENTS

[Unaudited]

NOTE 1 – FRAMEWAVES, INC.

Framewaves, Inc. (the “Company”) was organized under the laws of the State of Nevada on December 23, 1985.  The Company has been seeking potential business opportunities.  The Company discontinued its previous operations during 1993 and re-entered into a new development stage on December 31, 1993.  Because the Company discontinued its previous operations the Company adopted quasi-reorganization accounting procedures to provide the Company a “fresh start” for accounting purposes.

NOTE 2 – B6 SIGMA, INC.

B6 Sigma, Inc. (“B6”) was organized under the laws of the State of Delaware on February 5, 2010.  B6 was founded by a group of scientists, engineers and businessmen to develop and commercialize novel and unique  manufacturing and materials technologies.  The Company's focus is on various devices which are referred to as the "In Process Quality Assurance" (IPQA) systems.  It is the belief of management that this technology will fundamentally redefine conventional manufacturing practices.  In addition the Company has developed other products, technologies and services, to be offered to manufacturers, governmental agencies and other scientific and commercial enterprises.

NOTE 3 - PROFORMA ADJUSTMENTS

On September 13, 2010, B6 was acquired by the Company pursuant to an Agreement and Plan of Reorganization.  The agreement called for the Company to issue 1,566,116 shares of common stock to the shareholders of B6 for 100% of the outstanding shares of B6’s common stock in a transaction wherein B6 would became a wholly-owned subsidiary of the Company.

The ownership interests of the former owners of B6 in the combined enterprise will be greater than that of the ongoing shareholders of the Company and, accordingly, the management of B6 will assume operating control of the combined enterprise.  Consequently, the acquisition is accounted for as the recapitalization of B6, wherein B6 purchased the assets of the Company and accounted for the transaction as a reverse purchase for accounting purposes.

Proforma adjustments on the attached financial statements include the following:

[A]
To record the issuance of approximately 50,800 shares of B6 common stock prior to the acquisition but subsequent to June 30, 2010 for cash of $700,000 and conversion of Notes Payable and related accrued interest of $307,000.

[B]	To record the issuance of 1,566,116 shares of common stock pursuant to the Agreement and Plan of Reorganization.

[C]	To eliminate the common stock accounts of B6 and the prior retained earnings of the Company.

[D]	To record the purchase of 738,000 shares of common stock for cancellation from three shareholders of Framewaves for $195,000.

NOTE 4 - PROFORMA (LOSS) PER SHARE

The proforma (loss) per share is computed based on the number of shares outstanding, after adjustment for shares issued in the acquisition, as though all shares issued in the acquisition had been outstanding from the beginning of the periods presented.